EXHIBIT 10.8

FORM OF

AMENDMENT #2 TO SECOND AMENDED AND RESTATED

CHANGE-IN-CONTROL AGREEMENT

THIS AMENDMENT #2 (the “Amendment”) TO THE SECOND AMENDED AND RESTATED CHANGE-IN-CONTROL AGREEMENT (the “CIC Agreement”), dated as of [DATE] between West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”) and [NAME] (the “Executive”).

Background

At a meeting of the Company’s board of directors (the “Board”) on December 11, 2007, the Board approved amendments to each executive’s Change in Control Agreement primarily to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The changes required by Code Section 409A are effective as of January 1, 2005, to the extent required by applicable regulations.

1.           Section 1(k) of the CIC Agreement is amended in its entirety to read as follows:

“ ‘(k) Savings/Deferred Comp Plan’ means The Company’s 401(k) Plan, The Company’s Non-Qualified Deferred Compensation Plan for Designated Employees and any successor plans or other similar plans established from time to time that may allow executive officers to defer taxation of compensation.”

2.           Section 3(a) is amended by striking the phrase “(y) could have been compelled to retire” and replacing it with the phrase “reaches normal retirement age,” in the flush paragraph beginning “provided, however…”

3.           Section 4 of the CIC Agreement is amended and restated in its entirety as follows:

“4.           Additional Payments.

(a)
Gross-Up Payment.  Notwithstanding anything herein to the contrary, if it is determined that any Payment would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an ‘Excise Tax’), then Executive shall be entitled to an additional payment (a ‘Gross-Up Payment’) in an amount that will place Executive in the same after-tax economic position that Executive would have enjoyed if the Excise Tax had not applied to the Payment.

(b)
Determination of Gross-Up Payment.  Subject to the provisions of Section 4(c), all determinations required under this Section 4, including whether a Gross-Up Payment is required, the amount of the Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made by the accounting firm that was the Company's independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and Executive) (the ‘Accounting Firm’), which shall provide detailed supporting calculations both to Executive and the Company within fifteen days of the Change in Control, the Termination Date or any other date reasonably requested by Executive or the Company on which a determination under this Section 4 is necessary or advisable.  If the Accounting Firm determines that no Excise Tax is payable by Executive, the Company shall cause the Accounting Firm to provide Executive with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on Executive's federal income tax return.  Any determination by the Accounting Firm shall be binding upon Executive and the Company.  If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Executive with respect to any Payment (hereinafter an ‘Underpayment’), the Company, after exhausting its remedies under Section 4(c) below, shall pay to Executive an additional Gross-Up Payment in respect of the Underpayment.

(c)
Timing of Payment.  The Company shall pay to Executive the initial Gross-Up Payment or any required Underpayment (i) if the Executive is a ‘specified employee’ within the meaning of Section 409A of the Code, on the later of (A) the date that is at least six months after the date of the Executive’s termination of employment or (B) the fifth business day following the receipt by Executive and the Company of the Accounting Firm's determination, or (ii) if the Executive is not a “specified employee” within the meaning of Section 409A the fifth business day following the receipt by Executive and the Company of the Accounting Firm’s determination.  Notwithstanding anything herein to the contrary, any Gross-Up Payment or Underpayment must be paid on or before the end of the Executive’s taxable year following the taxable year in which the applicable Excise Tax is payable.

(d)
Procedures.  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notice shall be given as soon as practicable after Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid.  Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which Executive notifies the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the ‘Notice Period’).  If the Company notifies Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, Executive shall:  (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim.  Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.  If requested by the Company, Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination  before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to Executive on an after-tax and interest-free basis (the "Advance").  The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority.  If the Company does not notify Executive in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to Executive an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Executive agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.  The Advance, any additional Gross-Up Payments and the reimbursement of any related costs, expenses or taxes payable under this Section 4(d) and/or Section 4(f) shall be made on or before the end of the Executive’s taxable year following the taxable year in which any additional taxes are payable by the Executive or if no additional taxes are payable the Executive’s taxable year following the taxable year in which the audit or litigation is closed.

(e)
Repayments.  If, after receipt by Executive of an Advance, Executive becomes entitled to a refund with respect to the claim to which such Advance relates, Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto).  If, after receipt by Executive of an Advance, a determination is made that Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Executive and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Executive.

(f)
Further Assurances.  The Company shall indemnify Executive and hold Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 4, including any Losses related to the Company's decision to contest a claim or any imputed income to Executive resulting from any Advance or action taken on Executive's behalf by the Company hereunder.  Subject to the last sentence of Section 4(d), the Company shall pay all legal fees and expenses incurred under this Section 4 and shall promptly reimburse Executive, or cause the Trust to reimburse Executive, for the reasonable expenses incurred by Executive in connection with any actions taken by the Company or required to be taken by Executive hereunder.  The Company shall also pay all of the fees and expenses of the Accounting Firm, including the fees and expenses related to the opinion referred to in Section 4(b).”

4.           Section 5 of the CIC Agreement is hereby amended and restated in its entirety as follows:

“5.  Payment of Severance Compensation.

(a)           Unless Executive elects otherwise on or before December 31, 2008 in accordance with Section 5(b), the severance compensation set forth in Section 3(a) will be payable in 36 equal monthly installments commencing on the first day of the month following the month in which Executive’s employment terminates.  Notwithstanding the foregoing, in the event that the Executive is a ‘specified employee’ within the meaning of Code section 409A, the first six monthly installments shall be paid in a lump sum on the first day of the month following or coincident with the date that is six months following the Executive’s termination of employment and all remaining monthly installments shall be paid monthly.

(b)           Executive may make an election to receive severance compensation payable under Section 3(a) in a lump sum or to defer payments by filing a written election with the Company on or before December 31, 2008, which specifies the time at which payments are to be made and the amounts of such payments.  The payment of such severance compensation must commence no earlier than the first business day of the calendar year following the termination of Executive’s employment and must be completed no later than the third calendar year following the attainment of normal retirement age under the Retirement Plan.”

5.           Section 12(d) of the CIC Agreement is hereby amended by adding the following sentence to the end:

“The invalidity or unenforceability of any provision hereof or Exhibit hereto shall in no way affect the validity or enforceability of any other provision hereof.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written below.

ACCEPTED AND AGREED:                                                                           WEST PHARMACEUTICAL SERVICES, INC.

___________________________________                                            /s/ Richard D. Luzzi
[NAME]                                                                                      Richard D. Luzzi
          Vice President, Human Resources

DATED:   ____________________________                                         DATED:  __________________________________

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